CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated November 16, 2005 on ACM Managed Dollar Income Fund, Inc., which is included in Schedule TO of the Tender Offer Statement under Section 13(e)(4) of the Securities and Exchange Act of 1934 of ACM Managed Dollar Income Fund, Inc.

                                                                                                                      ERNST & YOUNG LLP

New York, New York

May 25, 2006